EXHIBIT 99.1

Harbor BioSciences Wraps Up Phase I/IIa Prostate Cancer Study

SAN DIEGO, Feb. 7, 2011 (GLOBE NEWSWIRE) -- Harbor BioSciences, Inc. (OTCBB:HRBR), a biopharmaceutical company developing novel therapeutics for the treatment of cancer, metabolic and inflammatory diseases, today announced it is closing the clinical sites of its U.S.-based Phase I/IIa clinical trial with Apoptone® (HE3235) for castration resistant prostate cancer (CRPC) – also referred to as hormone resistant prostate cancer. The final statistics for the study will be generated after all sites have been closed and the database is locked. The results are not expected to change significantly from the company's September 2010 update. The Phase I/IIa data, which will include the final statistical analysis, will then be transferred to the China State Institute of Pharmaceutical Industry (CIPI), Harbor BioSciences' development partner. That partnership was announced on January 19, 2011.

Apoptone, a novel steroid analog of a testosterone metabolite, has been found to induce cell death (apoptosis) in prostate tumors. The dose-response study was designed to determine safety, maximum tolerated dose and biological activity of Apoptone in both taxane-resistant and chemotherapy-naïve patients with CRPC. The study was conducted with the Prostate Cancer Clinical Trial Consortium (PCCTC) and other clinical sites. Harbor BioSciences recently received a patent for the use of Apoptone in treating breast and prostate cancer: U.S. Patent No. 7,863,261; and patent applications are pending in various foreign countries. Patent applications for formulations and solid-state forms of the compound are also pending.

A total of 68 patients were treated with Apoptone at doses ranging from 10 to 700 mg per day. The drug was judged to be safe and well tolerated. Antitumor effects were noted in all doses studied including the lowest dose. In some individuals, there have been favorable responses in bone scans ranging from decrease of tracer uptake to resolution of some bone tumors; and in one patient there was a sustained partial response (RECIST) for greater than six cycles following the first evaluation at cycle two.

Data, analyzed using standard methodology for prostate cancer research, demonstrate an effect on circulating tumor cells (CTC). For patients who at baseline have favorable circulating tumor cell counts (< 5), the majority remains favorable at 4 weeks (86.2%) and for those with CTC enumeration at 12 weeks (84.2%). Furthermore, for those patients with unfavorable CTC (greater than or equal to 5), 26% become favorable at 4 weeks and for those with counts at 12 weeks 62.5% become favorable. CTC enumerations below 5 are associated with increased survival.

One patient at the highest dose group (700 mg) experienced a drug-to-drug interaction with simvastatin that resolved after cessation of both drugs and had not been observed at lower doses. Because anti-tumor activity has been seen at all dose levels, and a qualitative difference in this biological activity at even higher doses is not expected, the company concluded that further dose escalation represents a safety concern and that the trial has provided sufficient information to proceed to a Phase IIb study with a suitable partner. Additional clinical trials will also be conducted by CIPI in China and Hong Kong; and with a suitable partner(s) elsewhere, Harbor BioSciences will use CIPI's data to support these further development efforts.

About Harbor BioSciences, Inc.

Harbor BioSciences is a development-stage company with two product candidates recently in clinical trials: Apoptone® (HE3235) in the cohort expansion portion of a Phase I/IIa trial of patients with late-stage prostate cancer, and Triolex® (HE3286), has completed Phase IIa trials in obese type 2 diabetes mellitus patients.   Apoptone and Triolex represent two of the lead candidates from Harbor BioSciences' small molecule platform based on metabolites or synthetic analogs of endogenous human steroids. For more information please visit www.harborbiosciences.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, dose escalation in our Phase I/IIa trial; Apoptone's inducement of cell death (apoptosis) in prostate tumors; the breath of the soft tissue response; the continued tumor regression in the patient who experienced a partial overall response; tolerability of our drug in our Phase I/IIa trial; and ongoing efforts for partnerships.   Any statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Harbor BioSciences' actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company's business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the Company's capital needs; the Company's ability to obtain additional funding; our ability to obtain regulatory approval for Apoptone, Triolex, or any other investigational drug candidate; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Harbor BioSciences undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

CONTACT: Robert Weber
         Chief Financial Officer
         Harbor BioSciences, Inc.
         (858) 587-9333
         rweber@harborbiosciences.com